Exhibit 16.1

June 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Applied Materials, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company’s Form 8-K report dated June 15, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,
/s/ PricewaterhouseCoopers LLP